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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement Nos. 333-91476, 333-91065, 333-58607, 333-20739, 33-63629, 33-63221, 33-60448,
33-39762, 33-36708, 33-31685, 33-21068, 33-05616 and Post-Effective Amendment
No. 1 to Registration Statement Nos. 333-49967, 333-45613, 333-42817, 33-01333
and 33-10396 of Commercial Federal Corporation on Form S-8 of our report dated February 6, 2003, except for Note 18, as to which the date is March 24, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets and for derivatives and for start-up activities and organizational costs), appearing in this Annual Report on Form 10-K of Commercial Federal Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
March 28, 2003